EXHIBIT 99.1
Lifeway Foods Reports Record First Quarter 2006 Sales Results
- Sales for 1st Quarter 2006 Rose 29%
- Began Shipments to East Coast Pathmark Stores
Morton Grove, IL—April 5, 2006—Lifeway Foods Inc., (Nasdaq: LWAY), makers of a nutritious, milk-based cultured beverage called kefir, announced today for the first quarter ended March 31, 2006, sales increased 29% to $6,003,023 from $4,656,860 during the same period a year ago.
Julie Smolyansky, Lifeway’s CEO, commented, “The first quarter 2006 was another fantastic quarter for Lifeway Foods. Just last week, we debuted our Probug’s™ Organic Kefir at the Natural Products Expo West show in Anaheim, and the response was overwhelming. We believe this new and innovative dairy product for kids, the first in the dairy industry, will further bring awareness of Lifeway’s award winning Kefir beverages.”
Smolyansky continues “We are also confident our strong first quarter results will continue in 2006 as awareness of our products grow and we continue to gain more distribution. Just last week, we began shipments to about 150 Pathmark supermarkets in the New York, New Jersey, and Philadelphia areas of 5 flavors of Lifeway Kefir.”
About Lifeway Foods, Inc.
Lifeway, named as Forbe’s 47th Best Small Companies (Nov. 2004) and Fortune Small Business’ 38th Fastest Growing Small Companies (July/August 2004), is America’s leading supplier of the cultured dairy product known as kefir. Lifeway Kefir is a dairy beverage that contains Lifeway’s exclusive 10 Live and Active probiotic cultures. While most regular yogurt only contains two or three of these “friendly” cultures, Lifeway kefir products offer more nutritional benefits. Lifeway offers 13 different flavors of its Kefir beverage, Organic Kefir and SoyTreat (a soy based kefir). Lifeway also produces a line of products marketed in US Hispanic communities, called La Fruta Drinkable Yogurt (yogurt drinks distinct from kefir). In addition to its line of Kefir products, the company produces a variety of cheese products and recently introduced a line of organic pudding called It’s Pudding!.
For more information, contact Julie Smolyansky at Lifeway Foods, Inc. at (847) 967-1010 or e-mail at info@lifeway.net and visit http://www.lifeway.net .
This news release contains forward-looking statements. Investors are cautioned that actual results may differ materially from such forward-looking statements. Forward-looking statements involve risks and uncertainties including, but not limited to, competitive pressures and other important factors detailed in the Company’s reports filed with the Securities and Exchange Commission.